Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Hailiang Education Group Inc. on Form F-3 of our report dated October 25, 2017 with respect to our audits of the consolidated financial statements of Hailiang Education Group Inc. as of June 30, 2017 and 2016 and for the years ended June 30, 2017 and 2016 appearing in the Annual Report on Form 20-F of Hailiang Education Group Inc. for the year ended June 30, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

December 22, 2017

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com